Exhibit 99.1

Media General Reports Second-Quarter 2006 Results

          RICHMOND, Va., July 13 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported net income for the second quarter of 2006 of $20.2 million, or 85 cents per diluted share, up 6.2 percent from income of $19 million, or 80 cents per diluted share, in the same period of last year, excluding a gain on the sale of the company’s investment in The Denver Post. Including that Denver gain, the company reported net income of $38.4 million, or $1.61 per diluted share, in the second quarter of 2005.

          Total revenues in the second quarter of 2006 increased 3.3 percent, including increases of 4.2 percent in newspaper advertising, 2.9 percent in Broadcast time sales and 33.4 percent in Interactive Media Division revenues.

          As previously announced, four Broadcast television stations, along with three satellite stations, are being divested, and have been accounted for as discontinued operations for all periods presented and, as such, are not included in the Broadcast Division’s operating income. Additionally, amortization and depreciation of these assets has ceased.

          “Media General’s year-over-year profit improvement in the second quarter, excluding last year’s Denver gain, was primarily attributable to improved below-the-line items, especially the excellent performance of SP Newsprint. Equity income from the company’s investment in SP Newsprint increased by $3.9 million to $4.6 million. Price improvement offset increased energy and raw material costs to produce SP Newsprint’s profit growth,” said Marshall N. Morton, president and chief executive officer. “This increase more than offset $1.6 million in non-cash stock option expense and higher interest expense.

          “In the Publishing Division, new revenue initiatives helped to bolster a 3.1 percent Retail advertising increase. Strong real estate advertising linage was the primary driver of a 7.4 percent increase in Classified advertising for the quarter,” Mr. Morton said. “A surge in election campaign spending in several markets helped our Broadcast Division generate $4.1 million in Political advertising, offsetting some softness in Local and National spot sales,” he said.

          “The Interactive Media Division’s continued strong growth in revenues reflected solid increases in all categories, driven by robust online Classified advertising and higher National/Regional spending,” he said. “Growth in our Web sites continued as page views and visitor sessions increased 14 percent and 18 percent, respectively.

          “The revenue growth in all three divisions reflected our continued focus on launching new products and services, creating a dynamic Internet presence, and strengthening our traditional products, while maintaining our emphasis on expense management,” Mr. Morton said.

          Publishing Division profit for the quarter, excluding the impact of Denver in last year’s results, declined 0.5 percent. Total division revenues of $150.9 million were up 3 percent.

          Classified advertising revenues in the quarter increased $3.9 million, or 7.4 percent, and mostly reflected strength in the real estate category.

          At The Tampa Tribune, Classified revenues increased 16.3 percent, led by the real estate category, which more than doubled. The real estate rise more than offset decreases of 7.2 percent and 37.7 percent, respectively, in the help-wanted and automotive categories. At the Richmond Times-Dispatch, Classified revenues increased 3.3 percent, including increases of 44.9 percent in real estate advertising and 7 percent in help-wanted advertising. These improvements offset a 31.2 percent decline in automotive advertising. At the Winston-Salem Journal, Classified revenues declined 5.1 percent. A 3.7 percent increase in real estate advertising could not offset decreases of 1.9 percent and 15.4 percent, respectively, in help-wanted and automotive advertising. Community Newspapers in the aggregate saw a 3.7 percent increase in Classified revenues.

          Help-wanted linage in the second quarter at the company’s three metro newspapers was down 5.4 percent and revenue decreased by 1.1 percent. Increases in linage of 1.9 percent at the Richmond Times-Dispatch and 2.3 percent at the Winston-Salem Journal could not offset an 18.4 percent decrease at The Tampa Tribune, which mostly reflected lower Classified display advertising. A 43.4 percent increase for real estate linage at the three metros more than offset soft automotive linage, which was down 20.8 percent.

          Retail revenues in the second quarter increased $1.7 million, or 3.1 percent, and included revenues from new product initiatives. The Tampa Tribune and its associated daily newspapers had a 2.1 percent increase in retail revenues for the quarter, resulting from increased spending in the grocery store and home improvement categories as well as several new revenue initiatives and the addition of a Spanish-language weekly newspaper. At the Richmond Times-Dispatch, Retail revenues increased 1.4 percent, reflecting higher spending in the department store, drug store, grocery store and home improvement categories. The Winston-Salem Journal generated a 7.5 percent increase from greater local account advertising and increases in the department store and home improvement categories. Retail revenues at the company’s Community Newspapers rose 3.6 percent as most markets posted increases, led by Central Virginia and North Carolina.

          National advertising revenues for the quarter decreased $720,000, or 6.7 percent. The Richmond Times-Dispatch increased 10.4 percent, mainly due to higher oil company and insurance advertising. The Winston-Salem Journal was up 2.7 percent, primarily reflecting advances in telecommunications advertising. These increases were offset by a 14.5 percent decline at The Tampa Tribune, which resulted from lower spending in the telecommunications, automotive and utility categories.

          Circulation revenues for the second quarter decreased $990,000, or 4.7 percent, nearly 40 percent of which was attributable to the continued roll-out of a change in wholesale rates to independent carriers at several newspapers.  These rate changes also resulted in a dollar-for-dollar decrease in Circulation expenses. The rate change was completed at all of the company’s newspapers at the end of June 2006.

          Publishing expenses increased 3.9 percent over the second quarter of 2005. Newsprint expense increased 7.4 percent, which reflected higher newsprint prices, partially offset by reduced consumption. The average price per ton increased $92 from the year-ago quarter. Salary expense increased 2.8 percent and depreciation and amortization was up 11.4 percent.

          Broadcast segment profit for the quarter decreased 4.1 percent to $20.2 million. Broadcast total revenues grew $1.7 million, or 2.4 percent, to $74.3 million, driven by strong Political advertising revenues of $4.1 million, up from last year’s $515,000 in the same period.

          Local time sales declined $350,000, or 0.7 percent, as a result of lower spending in the automotive and fast food categories, offset partially by increases in telecommunications and services advertising.

          National time sales decreased $1.1 million, or 4.3 percent. Categories showing decreases for the quarter included corporate, fast food, entertainment, and home improvement, offset partially by increased telecommunications, services and automotive advertising.

          The significant growth in Political revenues reflected strong campaign spending on gubernatorial, U.S. Senate, and state and local races in Florida, South Carolina, Alabama, and Georgia, as well as increased issue advertising.

          Broadcast expenses for the quarter increased 5 percent. Excluding cost of goods sold related to its equipment subsidiary, Broadcast expenses for the quarter increased 4.1 percent. The increase reflected higher salaries and benefits, sales commissions on new business, other production costs, and depreciation.

          Interactive Media Division revenues were a quarterly record of $6.5 million, up 33.4 percent over 2005. The growth reflected continued strong online Classified advertising, up 19.6 percent, and higher National/Regional revenues, up 54.3 percent. Additionally, Local revenues improved 20.9 percent as the result of continued growth in banner and Retail advertising. The division’s quarterly loss of $843,000 was an 11.9 percent improvement over 2005.

          EBITDA (income before accounting change, interest, taxes, depreciation and amortization) in the second quarter of 2006 was $54.3 million, compared with $85.4 million in the 2005 period, which included a $33.3 million pre-tax gain from the Denver sale, or $19.4 million after tax. After-Tax Cash Flow in the second quarter of 2006 was $35.5 million compared to $53.6 million in the prior-year period, which included the after-tax gain on Denver. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was $9.8 million, compared with $37 million in the prior-year period, which also included the after-tax Denver gain, and reflected a planned increase in capital expenditures in 2006.

          Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

          Outlook

          For the Publishing Division in the third quarter, the company expects revenue growth of 5 percent compared to last year as the company anticipates continued strength in Classified advertising, particularly real estate, in most markets. The company also expects to see gains in Retail advertising, reflecting continued growth from many new revenue initiatives.

          For the Broadcast Division, total time sales are expected to increase approximately 60 percent, including the four NBC stations acquired on June 26, 2006. Political revenues are projected to be approximately $8.3 million.

          Conference Call and Webcast

          The company will hold an earnings conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast.

          To dial in to the call, listeners may call 1-866-510-0704 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the “Live Earnings Conference” link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at http://www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 1 p.m. and ending on July 20 at 1 p.m., by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 99864261.

          Forward-Looking Statements

          This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

          About Media General

          Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets currently include 30 network- affiliated television stations that reach more than 33 percent of the television households in the Southeast and more than 10 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

          Media General, Inc.
          CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-Six Weeks Ending

(Unaudited, in thousands except per share amounts)	June 25, 2006	June 26, 2005	June 25, 2006	June 26, 2005

Revenues	$230,058	$222,786	$447,501	$431,579
Operating costs:
Production	97,403	91,277	193,521	183,759
Selling, general and administrative	82,981	80,430	168,630	159,769
Depreciation and amortization	17,200	15,839	34,207	31,509

Total operating costs	197,584	187,546	396,358	375,037

Operating income	32,474	35,240	51,143	56,542

Other income (expense):
Interest expense	(8,106)	(7,364)	(15,648)	(14,859)
Investment income - unconsolidated affiliates	4,508	724	4,839	1,438
Gain on sale of Denver	—	33,273	—	33,273
Other, net	162	319	465	795

Total other income (expense)	(3,436)	26,952	(10,344)	20,647

Income from continuing operations before income taxes and cumulative effect of change in accounting principle	29,038	62,192	40,799	77,189
Income taxes	10,776	24,422	15,198	29,896

Income from continuing operations before cumulative effect of change in accounting principle	18,262	37,770	25,601	47,293
Income from discontinued operations (net of tax)	1,914	615	1,242	389
Cumulative effect of change in accounting principle (net of tax)	—	—	—	(325,453)

Net income (loss)	$20,176	$38,385	$26,843	$(277,771)

Net income (loss) per common share:
Income from continuing operations before cumulative effect of change in accounting principle	$0.77	$1.60	$1.09	$2.01
Discontinued operations	0.08	0.03	0.05	0.02
Cumulative effect of change in accounting principle	—	—	—	(13.86)

Net income (loss)	$0.85	$1.63	$1.14	$(11.83)

Net income (loss) per common share - assuming dilution:
Income from continuing operations before cumulative effect of change in accounting principle	$0.77	$1.58	$1.08	$1.98
Discontinued operations	0.08	0.03	0.05	0.02
Cumulative effect of change in accounting principle	—	—	—	(13.65)

Net income (loss)	$0.85	$1.61	$1.13	$(11.65)

Weighted-average common shares outstanding:
Basic	23,591	23,497	23,590	23,488
Diluted	23,763	23,853	23,787	23,851

          Media General, Inc.
          BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended June 25, 2006
Consolidated revenues	$150,851	$74,345	$6,540	$(1,678)	$230,058

Segment operating cash flow	$38,158	$25,174	$(436)		$62,896
Allocated amounts:
Equity in net loss of unconsolidated affiliate			(45)		(45)
Depreciation and amortization	(6,495)	(4,925)	(362)		(11,782)

Segment profit (loss)	$31,663	$20,249	$(843)		51,069

Unallocated amounts:
Interest expense					(8,106)
Investment income-SP Newsprint					4,553
Acquisition intangibles amortization					(4,164)
Corporate expense					(10,729)
Other					(3,585)

Consolidated income from continuing operations before income taxes					$29,038

Quarter Ended June 26, 2005
Consolidated revenues	$146,460	$72,615	$4,903	$(1,192)	$222,786

Segment operating cash flow	$37,637	$25,300	$(512)		$62,425
Allocated amounts:
Equity in net income (loss) of unconsolidated affiliates	132		(19)		113
Gain on sale of Denver	33,273				33,273
Depreciation and amortization	(5,833)	(4,190)	(426)		(10,449)

Segment profit (loss)	$65,209	$21,110	$(957)		85,362

Unallocated amounts:
Interest expense					(7,364)
Investment income-SP Newsprint					611
Acquisition intangibles amortization					(4,000)
Corporate expense					(10,559)
Other					(1,858)

Consolidated income from continuing operations before income taxes					$62,192

Six Months Ended June 25, 2006
Consolidated revenues	$299,014	$138,931	$12,716	$(3,160)	$447,501

Segment operating cash flow	$71,860	$42,177	$(985)		$113,052
Allocated amounts:
Equity in net income of unconsolidated affiliate			114		114
Depreciation and amortization	(12,750)	(9,836)	(725)		(23,311)

Segment profit (loss)	$59,110	$32,341	$(1,596)		89,855

Unallocated amounts:
Interest expense					(15,648)
Investment income-SP Newsprint					4,725
Acquisition intangibles amortization					(8,327)
Corporate expense					(21,412)
Other					(8,394)

Consolidated income from continuing operations before income taxes					$40,799

Six Months Ended June 26, 2005
Consolidated revenues	$289,893	$134,507	$9,423	$(2,244)	$431,579

Segment operating cash flow	$72,675	$40,402	$(1,086)		$111,991
Allocated amounts:
Equity in net income of unconsolidated affiliates	221		159		380
Gain on sale of Denver	33,273				33,273
Depreciation and amortization	(11,648)	(8,347)	(853)		(20,848)

Segment profit (loss)	$94,521	$32,055	$(1,780)		124,796

Unallocated amounts:
Interest expense					(14,859)
Investment income-SP Newsprint					1,058
Acquisition intangibles amortization					(8,002)
Corporate expense					(20,941)
Other					(4,863)

Consolidated income from continuing operations before income taxes and cumulative effect of change in accounting principle					$77,189

          Media General, Inc.
          CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	June 25, 2006	December 25, 2005

ASSETS
Current assets:
Cash and cash equivalents	$15,863	$14,977
Accounts receivable - net	114,892	117,638
Inventories	8,871	7,808
Other	31,768	33,649
Assets of discontinued operations	113,588	115,100

Total current assets	284,982	289,172

Investments in unconsolidated affiliates	88,286	83,227
Other assets	63,997	57,377
Property, plant and equipment - net	433,857	420,111
Excess of cost over fair value of net identifiable assets of acquired businesses - net	645,433	645,437
FCC licenses and other intangibles - net	471,704	480,030

Total assets	$1,988,259	$1,975,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,084	$26,414
Accrued expenses and other liabilities	78,824	81,719
Income taxes payable	4,822	—
Liabilities of discontinued operations	2,462	3,919

Total current liabilities	115,192	112,052

Long-term debt	376,996	389,984
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	326,268	308,129
Other liabilities and deferred credits	112,281	154,043
Stockholders’ equity	962,202	915,826

Total liabilities and stockholders’ equity	$1,988,259	$1,975,354

          Media General, Inc.
          EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Twenty-Six Weeks Ending

(Unaudited, in thousands)	June 25, 2006	June 26, 2005	June 25, 2006	June 26, 2005

Income from continuing operations before cumulative effect of change in accounting principle*	$18,262	$37,770	$25,601	$47,293
Interest	8,106	7,364	15,648	14,859
Taxes	10,776	24,422	15,198	29,896
Depreciation and amortization	17,200	15,839	34,207	31,509

EBITDA from continuing operations before cumulative effect of change in accounting principle*	$54,344	$85,395	$90,654	$123,557

Income from continuing operations before cumulative effect of change in accounting principle*	$18,262	$37,770	$25,601	$47,293
Depreciation and amortization	17,200	15,839	34,207	31,509

After-tax cash flow*	$35,462	$53,609	$59,808	$78,802

After-tax cash flow*	$35,462	$53,609	$59,808	$78,802
Capital expenditures	25,704	16,633	44,431	32,640

Free cash flow	$9,758	$36,976	$15,377	$46,162

*	Includes a $33.3 million ($19.4 million after-tax) gain on the 2005 sale of the Company’s investment in The Denver Post Corporation.

SOURCE  Media General, Inc.
          -0-                             07/13/2006
          /CONTACT:  Investor, Lou Anne Nabhan, +1-804-649-6103, or Media, Ray Kozakewicz, +1-804-649-6748, both for Media General, Inc./
          /Web site:  http://www.mediageneral.com /
          (MEG)